As filed with the Securities and Exchange Commission on April 4, 2024

Registration No. 333-249321

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-249321

UNDER THE SECURITIES ACT OF 1933

ELECTRAMECCANICA VEHICLES CORP.
(Exact name of registrant as specified in its charter)

British Columbia	98-1485035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8127 E. Ray Road
Mesa, Arizona, 85212
Telephone: (604) 428-7656
(Address of Principal Executive Offices)

2020 Stock Incentive Plan
(Full Title of the Plan)

Xos, Inc.
3550 Tyburn Street
Los Angeles, California, 90065
Telephone: (818) 316-1890
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David Peinsipp
Logan Tiari
Cooley LLP
10265 Science Center Drive
San Diego, California 92121-1117
Telephone: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-249321) (the “Registration Statement”) filed by ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia (the “Company”), with the Securities and Exchange Commission on October 5, 2020. The Registration Statement registered common shares of the Company, without par value, issuable pursuant to stock options and other equity incentive awards under the Company’s 2020 Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of January 11, 2024, by and between the Company and Xos, Inc., a Delaware corporation (“Xos”), Xos acquired all of the issued and outstanding common shares of the Company by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia).

As a result of the Arrangement, by filing this Post-Effective Amendment, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, removes from registration any and all securities of the Company registered for issuance but remain unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on April 4, 2024.

ELECTRAMECCANICA VEHICLES CORP.

By:	/s/ Stephen Johnston
Name:	Stephen Johnston
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.